Exhibit 99.1

TEAGUE ANNOUNCES PLAN TO RETIRE JANUARY 2027;

FOWLER TO SUCCEED TEAGUE AS CEO

Houston, Texas (July 1, 2026) – Enterprise Products Partners L.P. (NYSE: EPD) today reported that A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner, has announced his intention to retire as of January 4, 2027. W. Randall “Randy” Fowler, Enterprise’s co-chief executive officer, will serve as chief executive officer effective upon Mr. Teague’s retirement.

“Jim has been integral to our success since he joined Enterprise in 1999,” said Randa Duncan, non-executive chairman of Enterprise’s general partner. “Under Jim’s leadership, Enterprise has played a leading role in developing and serving both domestic and international markets for prolific supplies of NGL production from the U.S. shale plays. Enterprise became the first midstream company to provide wellhead to water NGL services in 2009. These efforts have facilitated production and generated incremental revenue for U.S. shale producers, contributed to the renaissance of the U.S. petrochemical industry and provided reliable and affordable U.S. ethane and propane supplies to international markets, which has literally improved the lives of millions of people globally by lifting them out of energy poverty.”

“Jim also led Enterprise’s innovation to deliver additional value and flexibility for our petrochemical customers by transitioning a historically opaque contract market for ethylene and polymer-grade propylene on the U.S. Gulf Coast to transparent and liquid pricing and storage hubs for these products in Mont Belvieu, Texas. The industry adoption and success of these pricing points ultimately led to the development of financial futures markets for these products,” continued Ms. Duncan.

“Over this period, we have grown the enterprise value of the partnership from $1.8 billion to almost $120 billion. All of us at Enterprise are grateful for Jim’s twenty-eight years of leadership and contributions. We wish him the very best in his future endeavors and a well-deserved retirement. Over the next six months, in addition to his normal duties, Jim will be actively involved in transition activities as we prepare for his retirement,” said Ms. Duncan.

“I look forward to continue working with Randy as our chief executive officer to continue to execute on Enterprise’s growth capital investments and pursue new opportunities,” said Ms. Duncan.

“Throughout my career, I have been fortunate to experience two exceptionally rewarding chapters,” said Teague. “I spent 22 years with Dow Chemical, where I had the opportunity to travel extensively around the world, serving as Vice President of Hydrocarbon Feedstocks. That experience provided me with a deep appreciation for the global energy and petrochemical landscape, as well as exposure to diverse cultures.”

“My 28 years with Enterprise Products have been even more meaningful. I have had the privilege of being part of an organization that has grown far beyond what I could have ever imagined. It has been truly rewarding to witness not only our significant growth in earnings, but also the increasing sophistication of our business as we have learned to fully capture the opportunities within our asset footprint,” stated Teague.

“Most importantly, at Enterprise Products I have had the honor of working alongside some of the most talented, dedicated, and principled individuals in our industry. This has been a remarkable journey, and I am deeply proud of the relationships we have built, the experiences we have shared, and the accomplishments we have achieved,” said Teague.

Mr. Fowler has served as a director of Enterprise’s general partner since 2011 and as Enterprise’s co-chief executive officer since 2020. He also served as our chief financial officer from 2007 to 2015 and then again from 2018 to 2024. He joined Enterprise in 1999, shortly after Enterprise’s initial public offering. Mr. Fowler has 48 years of finance and accounting experience in various sectors of the energy industry.

Upon Mr. Teague’s retirement, Enterprise’s general partner will expand the Office of the Chairman, which is a management oversight group that serves as a liaison between the board of Enterprise’s general partner and senior management. Currently, the Office of the Chairman is comprised of Ms. Duncan serving as non-executive chairman, Richard H. “Hank” Bachmann serving as vice chairman of Enterprise’s general partner, and Teague and Fowler each serving as co-chief executive officers. Upon Mr. Teague’s retirement, the Office of the Chairman will be comprised of Ms. Duncan, Mr. Bachmann, Mr. Fowler, Michael C. “Tug” Hanley serving as chief commercial officer and R. Daniel Boss serving as chief financial officer.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil and refined products transportation, storage and terminals; petrochemical transportation and services; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include over 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Joe Theriac, Investor Relations, (713) 381-6394

Rick Rainey, Media Relations (713) 381-3635

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